Exhibit (f)(5)
EXECUTION COPY

SALE AND CONTRIBUTION AGREEMENT
by and between
COMPASS HORIZON FUNDING COMPANY LLC
as Seller,
and
HORIZON CREDIT I LLC
as Purchaser

dated as of
March 4, 2008

Section 9.3 CONSENT TO JURISDICTION	33
Section 9.4 WAIVER OF JURY TRIAL	33
Section 9.5 Notices	33
Section 9.6 Severability of Provisions	34
Section 9.7 Payments; Waiver of Set-Off	34
Section 9.8 Counterparts	34
Section 9.9 Binding Effect; Third-Party Beneficiaries	35
Section 9.10 Merger and Integration	35
Section 9.11 Headings	35
Section 9.12 Schedules and Exhibits	35
Section 9.13 Survival of Representations and Warranties	35
Section 9.14 Protection of Ownership Interests of Purchaser	35
Section 9.15 Confidentiality	36
Section 9.16 Bankruptcy Petition	37
Schedule 1 Initial Eligible Venture Loan Schedule
Schedule 2 Notice Addresses
Schedule 3 Venture Loan and Warrant Representations and Warranties
Schedule 4 Loan Files
Exhibit A [intentionally omitted]
Exhibit B Subsequent Transfer Instrument
Exhibit C Underwriting Guidelines

SALE AND CONTRIBUTION AGREEMENT
          SALE AND CONTRIBUTION AGREEMENT, dated as of March 4, 2008, by and between COMPASS HORIZON FUNDING COMPANY LLC, a Delaware limited liability company (the “Seller”) and HORIZON CREDIT I LLC, a Delaware limited liability company (the “Purchaser”).
W I T N E S S E T H:
          WHEREAS, the Purchaser desires to purchase certain Eligible Venture Loans and related Warrants owned by the Seller;
          WHEREAS, the Seller desires to sell certain Eligible Venture Loans and related Warrants to the Purchaser;
          WHEREAS, it is contemplated that the Eligible Venture Loans and related Warrants purchased hereunder will be pledged by the Purchaser to the Agent, as defined below, for the benefit of the Secured Parties, as defined below;
          WHEREAS, the Seller agrees that all representations, warranties, covenants and agreements made by the Seller herein with respect to the Eligible Venture Loans and related Warrants shall also be for the benefit of the Agent for the benefit of the Secured Parties;
          NOW, THEREFORE, it is hereby agreed by and between the Purchaser and the Seller as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Incorporation of Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit and Security Agreement referred to below, or, if not defined therein, then in the Servicing Agreement referred to below.
     Section 1.2 Additional Definitions. The following words and phrases shall have the following meanings:
          “Agent” means WestLB AG, New York Branch, in its capacity as agent under the Credit and Security Agreement, and any successor thereto in such capacity and permitted assigns.
          “Agreement” means this Sale and Contribution Agreement and all amendments hereof and supplements hereto.
          “Approved Sectors” means the industry sectors to which the Seller may make Venture Loans, which sectors shall include initially the following industries: software, telecommunications, networking equipment, semi-conductors, computers and peripherals, electronics, IT services, media and entertainment, biotechnology, medical devices and equipment, healthcare services, business products and services, consumer products and services, industrial/energy, financial services, and retailing/distribution, and such other industry sectors as the Agent may agree in writing.
          “Business” with respect to each Venture Loan, means the business operations being conducted by the related Obligor, which is described in the Venture Investment Summary.
          “Credit and Security Agreement” means the Credit and Security Agreement, dated as of the Closing Date, among the Purchaser, as borrower, WestLB AG, New York Branch, as lender and as agent, and the Custodian, as custodian, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
          “Cure Period” has the meaning as set forth in Section 2.3(a).
          “Debt Service Reduction” means any reduction of the Scheduled Payments which an Obligor is obligated to pay with respect to a Venture Loan, as a result of any proceeding under the Federal Bankruptcy Code or any other similar state law or other proceeding.
          “Default Rate” means LIBO Rate plus 4.50% per annum.
          “Governmental Authority” means any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city, or otherwise) whether now or hereafter in existence.
          “Indemnified Amounts” has the meaning specified in Section 6.1.
          “Indemnified Party” has the meaning specified in Section 6.1.
          “Officer’s Certificate” means a certificate signed by the Chief Executive Officer, President, an Executive Vice President, a Senior Vice President, a Vice President, the Treasurer, Assistant Treasurer, the Secretary, an Assistant Secretary or any other authorized officer or manager of the Seller, as the case may be, and delivered to the Purchaser and the Agent.
          “Purchased Assets” has the meaning specified in Section 2.1(a).
          “Purchase Price” means the purchase price to be paid by the Purchaser for the Purchased Assets corresponding to the Eligible Venture Loans and related Warrants, or Subsequent Seller Advances, as set forth in Section 3.1.
          “Purchaser” has the meaning specified in the preamble to this Agreement.
          “Scheduled Payment” means, with respect to a Venture Loan, the scheduled periodic payment on such Venture Loan due on any Due Date allocable to principal and/or interest and, unless otherwise specified herein, as adjusted pursuant to any Debt Service Reduction that affects the amount of such periodic payment due on such Venture Loan.

          “Securities Laws” means all federal, state and local statutes, regulations, rules, requirements or other laws that are applicable to the offer, sale, issuance, registration, marketing, assignment, pledge, ownership and other activities involving securities, including without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, and the Trust Indenture Act of 1939, as amended.
          “Seller” has the meaning specified in the preamble to this Agreement.
          “Seller Material Adverse Effect” means any material adverse effect on (i) the financial condition or operations of the Seller or (ii) the ability of the Seller to perform its obligations under this Agreement.
          “Servicing Agreement” means that certain Servicing Agreement, dated the Closing Date, by and among the Purchaser, as owner, Horizon Technology Finance Management LLC, as Servicer, WestLB AG, New York Branch, as the Agent, and Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services), as Back-up Servicer, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
          “Subsequent Seller Advance” means a subsequent advance of funds to an Obligor under an existing Venture Loan agreement which Venture Loan has already been transferred to Purchaser hereunder as a Purchased Asset. For purposes of this Agreement and the Transaction Documents, a Subsequent Seller Advance shall constitute a Subsequent Venture Loan.
          “Substitute Venture Loan” means a loan that is an Eligible Venture Loan as of the related Transfer Date, that is tendered to the Purchaser pursuant to Section 2.5 of this Agreement, and: (i) which has a Principal Balance as of the related Transfer Date not greater than, nor materially less than, the Principal Balance as of the related Transfer Date of the Eligible Venture Loan for which it is to be substituted; (ii) which has an Interest Rate as of the related Transfer Date not less than, and not materially greater than, the Interest Rate as of the related Transfer Date for the Venture Loan for which it is to be substituted; (iii) which has a maturity date not materially earlier or later than the Venture Loan for which it is to be substituted and not later than the latest maturity date of any Eligible Venture Loan; (iv) which is of the same classification type and Loan Type as the Venture Loan for which it is to be substituted; (v) which is current in payment of principal and interest as of the date of its substitution hereunder; and (vi) as to which the payment terms do not vary in any material respect from the payment terms of the Venture Loan for which it is to be substituted.
          “Transfer” means any sale, transfer, assignment or conveyance to the Purchaser pursuant to this Agreement and/or a Subsequent Transfer Instrument.
          “Transfer Papers” means this Agreement, each Subsequent Transfer Instrument and any other document or instrument delivered pursuant hereto and thereto.
          “Venture Investment Summary” means a final summary of the investment in the Venture Loans and the related Warrants, in a format that has been reasonably approved by the Agent, and which has been duly completed by the Seller and delivered to the Agent.

     Section 1.3 Other Definitional Provisions.
          (a) All terms defined in this Agreement shall have the same meanings defined when used in any Subsequent Transfer Instrument, certificate, or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.
          (b) When used in this Agreement, the words “hereof”, “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, Subsection, Schedule and Exhibit references contained in this Agreement are references to Sections, Subsections, Schedules and Exhibits in or to this Agreement unless otherwise specified.
          (c) All determinations of the principal or finance charge balance of the Venture Loan, and of any collections thereof, shall be made in accordance with the Servicing Agreement.
ARTICLE II
AGREEMENT TO SELL AND PURCHASE THE PURCHASED ASSETS
     Section 2.1 Contribution; Purchases and Sales.
          (a) The Seller, concurrently with the execution and delivery of this Agreement with respect to the Initial Eligible Venture Loans, and concurrently with the execution and delivery of the related Subsequent Transfer Instrument with respect to the Subsequent Venture Loans, and as applicable Subsequent Seller Advances, does hereby sell, transfer, assign, set over and otherwise convey to the Purchaser, without recourse, except as otherwise set forth herein, all of its right, title and interest in, to and under the following property and the Purchaser agrees to purchase: (i) each such Eligible Venture Loan, any related Warrant, and all collateral related thereto, but specifically excluding the obligations to make Subsequent Seller Advances (or any other payments) under any such Eligible Venture Loans, (ii) all payments in respect of interest and principal received, collected or otherwise recovered and all other proceeds received with respect to each such Eligible Venture Loan, any related Warrant, and all collateral related thereto, but excluding any Excluded Amounts, (iii) all documents required to be included in the Loan Files and other Records relating to each such Eligible Venture Loan, any related Warrants, and all collateral related thereto, including without limitation all monies due or to become due thereunder or in connection therewith, (iv) all guaranties, letters of credit, letter-of-credit rights, supporting obligations and other agreements or arrangements of whatever character from time to time supporting or securing payment of each such Eligible Venture Loan, whether pursuant to a document contained in the Loan File related to such Eligible Venture Loan or otherwise, (v) all Transaction Documents to which the Seller is a party (including without limitation, all rights of indemnification arising thereunder and all UCC financing statements filed pursuant thereto), (vi) all other rights and payments relating to the Venture Loans and related Warrants and all other Collateral, (vii) all bank and similar accounts relating to collections on and proceeds of the Venture Loans, Transferred hereunder (whether now existing or hereafter established), and all cash, investment property, instruments, financial assets and other property that are held or required to be deposited in such accounts, and all investments in and income from the investment of funds in such accounts related to such Venture Loans, and (viii) all proceeds (including, without limitation, “proceeds” as defined in Article 9 of the UCC as in effect in the State of New York) of any of the foregoing, including without limitation interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for or on account of the sale or other disposition of any or all of such items (collectively, the “Purchased Assets”). Each reference to a Venture Loan or Subsequent Venture Loan shall include all Subsequent Seller Advances made thereunder, as the case may be, which are identified in a Subsequent Transfer Instrument. For the avoidance of doubt, the Purchaser shall not assume hereunder any obligation to make Subsequent Seller Advances (or any other payments) under any Venture Loan or Subsequent Venture Loan. Notwithstanding anything to the contrary, the term “Purchased Asset” shall not include any agreement between an Obligor and the Seller (or any other originator of a Venture Loan) for the Seller (or any other originator of a Venture Loan) to participate in purchases of Obligor’s equity relating to an equity financing of such Obligor.
          (b) The parties hereto intend that each Transfer shall constitute an absolute sale, conveying good title to the relevant Purchased Assets from the Seller to the Purchaser free and clear of any Adverse Claims (other than Permitted Liens), and that the Purchased Assets shall not be part of the Seller’s estate in the event of the insolvency of the Seller or a conservatorship, receivership or similar event with respect to the Seller and that neither Purchaser nor Seller intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from Purchaser to Seller. In the event that, notwithstanding such intention, any Transfer is characterized by a court of competent jurisdiction as a pledge or a financing rather than a sale, or any Transfer shall for any reason be ineffective or unenforceable, then (i) this Agreement shall constitute a security agreement under applicable law, (ii) the Seller shall be deemed to have granted to the Purchaser, and the Seller hereby does grant to the Purchaser, a first priority security interest in all of the Seller’s right, title and interest in, to and under the related Purchased Assets, whether now owned or hereafter acquired or arising, in order to secure all of the Seller’s obligations hereunder, (iii) the possession by the Custodian of Venture Notes, Warrant certificates, and such other items of property as constitute “instruments”, “money”, “negotiable documents” or “chattel paper” or “securities” as applicable (each as defined in the applicable UCC) shall be deemed to be “possession by the secured party” for purposes of perfecting the security interest in such item of property pursuant to Section 9-313 (or comparable provision) of the applicable UCC, and (iv) notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Purchaser for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Purchaser pursuant to any provision hereof or pursuant to the Credit and Security Agreement shall also be deemed to be an assignment of any security interest created hereby. The Seller and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be reasonably necessary to ensure that, if this Agreement were deemed to create a security interest in the Purchased Assets, such security interest would be deemed to be a perfected security interest of first priority (subject to Permitted Liens) under applicable law and will be maintained as such throughout the term of the Credit and Security Agreement.

          (c) In connection with the Transfers, the Seller agrees (i) to record and file, at its own expense, any financing statements (and continuation statements with respect to such financing statements, when applicable) with respect to the Purchased Assets, as to which financing statements can be filed meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect (by filing of a financing statement) the Purchaser’s and the Agent’s right, title and interest in the Transfers of such Purchased Assets from the Seller to the Purchaser, and as are necessary to maintain the perfection of such filings, (ii) that such financing statements shall name the Seller, as seller/debtor, the Purchaser, as buyer/assignor/secured party, and the Agent, as assignee/secured party, of the Purchased Assets and (iii) to deliver a file-stamped copy of such financing statements or other evidence of such filings to the Purchaser and the Agent promptly upon becoming available after the related Transfer Date.
          (d) Seller and Purchaser shall keep customary computer records by which the Seller and the Purchaser record the ownership of Eligible Venture Loans. Therefore, in connection with the Transfers hereunder, the Seller further agrees that it will, at its own expense, on or prior to the related Transfer Date, (i) note in its computer files that the applicable Purchased Assets have been sold to the Purchaser and that the Purchaser has granted to the Agent a first priority (subject to Permitted Liens) perfected security interest in such Purchased Assets on such date, by including an appropriate code for such Venture Loans and related Warrants, if any, in such computer file and (ii) deliver to the Purchaser and the Agent a computer file or electronic or magnetic tape list containing a true and complete list of all such (x) Venture Loans, specifying for each such Venture Loan the items required to be included in the Venture Loan Schedule and (y) Warrants. The Seller further agrees not to, and to not allow the Servicer to, alter the code referenced in clause (i) of this paragraph with respect to any of the Venture Loans or Warrants purchased by the Purchaser during the term of this Agreement unless and until such Venture Loan has been reconveyed to the Seller in accordance with this Agreement. In addition, the Seller shall maintain in its internal written records documents which indicate that the related Purchased Assets have been sold to the Purchaser pursuant to this Agreement and that the Purchaser has granted a first priority (subject to Permitted Liens) perfected security interest in such Purchased Assets in favor of the Agent under the Credit and Security Agreement.
          (e) The Seller, promptly following the transfer of a Defective Venture Loan, Delinquent Venture Loan or Defaulted Venture Loan, and related Warrants, if any, from the Purchaser to the Seller in accordance with Section 2.4, or the replacement of a Defective Venture Loan, and related Warrants, if any, with a Substitute Venture Loan upon the transfer thereof by the Seller to the Purchaser in accordance with Section 2.5, or any sale or distribution of any Venture Loan or related Warrant permitted pursuant to the terms of the Credit and Security Agreement, shall cause the Servicer to amend the Venture Loan Schedule and deliver a copy of such amended Venture Loan Schedule to the Purchaser and the Agent, and each of the Seller and Purchaser shall make, and the Seller shall cause the Servicer to make, appropriate entries in their respective general account records to reflect such transfer.
     Section 2.2 Loan Files.
          (a) On or prior to the second (2nd) Business Day prior to the related Transfer Date, the Seller shall deliver to the Custodian (as agent on behalf of the Purchaser and the Agent)

each of the documents and instruments in the related Loan Files, as listed in Schedule 4 hereto, with respect to each Venture Loan and Warrant to be transferred by the Seller to the Purchaser on such date.
          (b) The Seller hereby represents and warrants to the Purchaser, the Agent and the Lender, as of the Initial Funding Date with respect to the Initial Eligible Venture Loans and related Warrants and if applicable, Subsequent Seller Advances, and hereby agrees and acknowledges that on each Subsequent Transfer Date and (with respect to Substitute Venture Loans) on each related Transfer Date it shall be deemed to have represented and warranted, as of such date with respect to the related Subsequent Venture Loans and related Warrants and Substitute Venture Loans and related Warrants (as the case may be), that: (i) the Custodian is in possession of all Loan Files with respect to the Venture Loans and Warrants sold or transferred by it hereunder and under the related Subsequent Transfer Instrument, as the case may be, on such date, and each such Loan File contains all documents composing such Loan File as set forth in Section 2.2(a); and (ii) the Seller has made (and has caused the Servicer to make) the appropriate entries in its general accounting records to indicate that the related Venture Loans and Warrants have been transferred to the Purchaser on such date and constitute part of the Purchased Assets in accordance with the terms of this Agreement.
          (c) Each of the Purchaser and the Agent is hereby appointed as the attorney in-fact of the Seller with the power to prepare, execute and record assignments of the Venture Loans and the assignments of any related Warrants, and to otherwise act as set forth in Section 9.14(b), in the event that the Seller fails to do so on a timely basis as provided in this Section 2.2.
          (d) No later than two (2) Business Days prior to the related Transfer Date, the Seller covenants that it will make the related Loan Files available to the Purchaser or its agent for examination. The fact that the Purchaser or its agent has conducted or has failed to conduct any partial or complete examination of the Loan Files shall not affect the Purchaser’s rights to demand cure, repurchase, substitution or other relief as provided in this Agreement. In furtherance of the foregoing, the Seller shall make the Loan Files available to the Purchaser and the Agent and their respective agents from time to time during normal business hours so as to permit the Purchaser and the Agent to confirm the Seller’s compliance with the delivery and recordation requirements of this Agreement. In addition, upon the reasonable request of the Purchaser or the Agent, the Seller agrees to provide to the Purchaser and the Agent (as the case may be) written information regarding the Venture Loans and related Warrants and their origination, processing, administration and servicing, to make the documents required to be included in the Loan Files available to the Purchaser and the Agent and to make available personnel knowledgeable about the Venture Loans and related Warrants and their origination, processing, administration and servicing for discussions with the Purchaser and the Agent, and to otherwise permit the Purchaser and the Agent to conduct such due diligence with respect to the Seller and the Venture Loans and related Warrants as any such party believes is appropriate.
     Section 2.3 Defective Venture Loans.

     (a) If at any time, either the Custodian, the Purchaser, the Seller, the Servicer, the Back-up Servicer, the Agent or the Lender discovers a Defective Venture Loan, the party so discovering the breach shall give prompt written notice to the other Persons set forth in this sentence. The Seller shall have a period of thirty (30) days to correct or cure any such defect or omission from the earlier of either (i) receipt by the Purchaser or the Seller of a notice to correct or cure any such defect or omission, or (ii) the discovery by the Seller of a Defective Venture Loan provided that, in the case of any omission or defect that the Seller has determined is susceptible to cure but cannot be cured through the exercise of reasonable diligence within thirty (30) days and the Seller commences such cure within the thirty 30 days and diligently prosecutes same to completion, then such thirty (30) day period shall be extended for such additional period of time as may be reasonably necessary to cure same, but in no event shall such cure period exceed forty-five (45) days in total (the “Cure Period”).
     (b) If the Seller fails to correct or cure such defect or omission with respect to the Defective Venture Loan prior to the expiration of the relevant Cure Period pursuant to Section 2.3(a), the Seller shall either (x) repurchase such Defective Venture Loan at the related Repurchase Price pursuant to Section 2.4 or (y) replace such Venture Loan with a Substitute Venture Loan pursuant to Section 2.5.
     Section 2.4 Repurchase of Defective Venture Loans.
     (a) The Repurchase Price for any Defective Venture Loan and related Warrant that is to be purchased by the Seller pursuant to this Article II shall be remitted to the Custodian for deposit in the Collection Account as soon as practicable following the expiration of the Cure Period relating thereto, but in any event no later than two (2) Business Days prior to the next succeeding Settlement Date after the expiration of the Cure Period. Upon receipt by the Purchaser and the Agent of a certificate of an Authorized Officer of the Custodian confirming that such Repurchase Price has been so remitted and deposited, the documents included in the related Venture Loan File shall be released to the Seller, and the Purchaser shall execute such documents and instruments of transfer or assignment (and shall cause the Agent, at the Purchaser’s expense, to execute such documents as shall be prepared by the Purchaser and necessary to release the Agent’s security interest in such Defective Venture Loan and related Warrant) as shall be prepared by, and take such other actions (in each case at the sole expense of the Seller) as shall reasonably be requested by, the Seller to effect the conveyance from the Purchaser to the Seller of such Defective Venture Loan and related Warrant pursuant to this Article II. The Seller, promptly following the transfer of a Defective Venture Loan and related Warrant from the Purchaser to the Seller in accordance with this Article II, shall cause the Servicer to amend the Loan Schedule and deliver a copy of such amended Loan Schedule to the Purchaser, the Lender, the Seller, the Custodian, the Back-up Servicer and the Agent, and each of the Seller and the Purchaser shall make (and the Seller shall cause the Servicer to make) appropriate entries in its general account records to reflect such transfer.

     Section 2.5 Substitution of Venture Loans.
          (a) Notwithstanding anything to the contrary in this Agreement (but subject to the provisions of paragraph (b) below), in lieu of purchasing a Defective Venture Loan pursuant to Section 2.4 of this Agreement, the Seller may, no later than the date by which such purchase by the Seller would otherwise be required, tender to the Purchaser a Substitute Venture Loan and related Warrants, accompanied by the Loan File related to such Substitute Venture Loan and an Officer’s Certificate of the Seller, delivered to the Purchaser and the Agent, that such Substitute Venture Loan conforms to the requirements set forth in the definition of “Substitute Venture Loan” herein. Simultaneous with such tender, the Seller shall provide to the Custodian for deposit in the Collection Account the amount, if any, by which (x) the Venture Loan Principal Balance as of the next preceding Due Date of the Venture Loan for which substitution is being made (after giving effect to Scheduled Payments due on such Defective Venture Loan on such date) exceeds (y) the Venture Loan Principal Balance as of such date of the related Substitute Venture Loan (after giving effect to Scheduled Payments due on such Substitute Venture Loan on such date), which amount shall be treated for the purposes of this Agreement as if it was the payment by the Seller to the Purchaser of the Repurchase Price for the purchase of a Defective Venture Loan, and related Warrant, if any, by the Seller. After the delivery of such certification to the Purchaser and the Agent and, if there exists any such excess amount as set forth in the preceding sentence, then following receipt by the Agent and the Purchaser of a certificate of an Authorized Officer of the Custodian confirming that an amount equal to such excess has been so deposited in the Collection Account, the Purchaser shall accept such Substitute Venture Loan, and related Warrants and the related Loan File and shall cause such Venture Loan, and related Warrants and Loan File to be delivered to the Custodian, and thereafter such Venture Loan (and related Warrant) and Loan File shall be deemed to be a Venture Loan (and related Warrant) and a Loan File hereunder and under the other Transaction Documents. In the event of such a substitution, the Scheduled Payments on a Substitute Venture Loan due on its related Due Date in the month of substitution shall be the property of the Purchaser, and the Scheduled Payments on the Defective Venture Loan for which the substitution is made due on its related Due Date in such month of substitution shall be the property of the Seller.
          (b) Upon acceptance of a Substitute Venture Loan, and related Warrant (and delivery to the Purchaser and the Custodian of a request to release the Loan File relating to the Venture Loan for which such substitution was made), the Purchaser shall release (and shall cause the Custodian to release) to the Seller such Loan File, and the Purchaser shall execute and deliver all instruments of transfer or assignment, without recourse, in form as provided to it at the Seller’s expense by the Seller as are necessary to vest in the Seller title to and rights under any such released Venture Loan and related Warrant. The representations and warranties set forth in this Agreement with respect to a Venture Loan and related Warrant, shall be deemed to have been made (as applicable) by the Seller with respect to each Substitute Venture Loan and related Warrant as of the related date of acceptance of such Venture Loan and related Warrants, by the Purchaser and the Custodian. The Purchaser and the Seller, promptly following the release of a Defective Venture Loan and related Warrant, and substitution of a Substitute Venture Loan and related Warrant, in accordance with this Section 2.5, shall cause the Servicer to (i) amend the Venture Loan Schedule to reflect the release of the related Defective Venture Loan and related Warrant, by the Purchaser to the Seller and the transfer of the related Substitute Venture Loan and related Warrant, by the Seller to the Purchaser, and (ii) provide a copy of such amended Venture Loan Schedule to the Purchaser, the Seller, the Agent, the Lender and the Custodian.
ARTICLE III
CONSIDERATION AND PAYMENT
     Section 3.1 Purchase Price.
          (a) Following the satisfaction in full of all conditions set forth in Section 7.1, the Purchaser shall pay to the Seller the Purchase Price for the Purchased Assets relating to each Initial Eligible Venture Loan and related Warrant to be conveyed hereunder on the Initial Funding Date. The “Purchase Price” for the Initial Eligible Venture Loans shall be an amount equal to the aggregate Venture Loan Principal Balance of such Initial Eligible Venture Loan plus an amount equal to the accrued and unpaid interest, if any, on each such Initial Eligible Venture Loan as of the Initial Funding Date (which amount the Purchaser and the Seller hereby acknowledge represents the fair value of each such Initial Eligible Venture Loan).
          (b) Following the satisfaction in full of all conditions set forth in Section 7.2, the Purchaser shall pay to the Seller the Purchase Price for the Purchased Assets relating to each Subsequent Venture Loans and related Warrants, to be conveyed hereunder and pursuant to the related Subsequent Transfer Instrument on the related Subsequent Transfer Date. The “Purchase Price” for the Subsequent Venture Loans shall be an amount equal to the aggregate Venture Loan Principal Balance of such Subsequent Venture Loans plus an amount equal to the accrued and unpaid interest on such Subsequent Venture Loan as of the related Subsequent Transfer Date plus the fair market value of any related Warrant (which amount the Purchaser and the Seller acknowledge represents the fair value of such Subsequent Venture Loan and related Warrant).
          (c) The Purchaser shall pay to the Seller the Purchase Price for each Subsequent Seller Advance with respect to a Venture Loan on the date on which such Subsequent Seller Advance arises. The “Purchase Price” for a Subsequent Seller Advance shall be an amount equal to the principal amount of such Subsequent Seller Advance and shall be paid to the Seller (i) by delivery of immediately available funds to the extent of funds made available to the Purchaser under the Credit and Security Agreement on such date or other cash on hand, and (ii) the balance, accepting such Subsequent Seller Advance as a contribution to the Purchaser’s capital in an amount equal to the remaining unpaid balance of such Purchase Price.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Section 4.1 Seller Representations and Warranties. The Seller hereby represents and warrants to, and agrees with, the Purchaser as of the Closing Date, the Initial Funding Date and each other Transfer Date that:

          (a) Existence and Power. The Seller’s jurisdiction of organization is correctly set forth in the preamble to this Agreement. The Seller is duly organized under the laws of that jurisdiction and no other state or jurisdiction. The Seller is validly existing and in good standing under the laws of its state of organization. The Seller is duly qualified to do business and is in good standing as a foreign entity, and has and holds all organizational power and all licenses, authorizations, consents and approvals of Governmental Authorities and tax, regulatory, accounting and licensing bodies required to carry on its business, and to originate, administer, process, acquire, own and sell the Venture Loans and related Warrants, and to perform its obligations under this Agreement and the other Transaction Documents, in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold would not reasonably be expected to have a Seller Material Adverse Effect.
          (b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by the Seller of this Agreement, each Subsequent Transfer Instrument and each other Transfer Paper to which it is a party, and the performance of its obligations hereunder and thereunder and the Seller’s use of proceeds of purchases made hereunder, are within its organizational powers and authority and have been duly authorized by all necessary organizational action on its part. This Agreement, each Subsequent Transfer Instrument and each other Transfer Paper to which the Seller is a party has been and will be, as the case may be, duly executed and delivered by the Seller.
          (c) No Conflict. The execution and delivery by the Seller of this Agreement, each Subsequent Transfer Instrument and each other Transfer Paper to which it is a party, and the performance of its obligations hereunder and thereunder, do not and will not contravene or violate (i) any of its organization documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any material agreement, contract or instrument to which it is a party or by which it or any of its property or assets is bound, or (iv) any order, writ, judgment, award, injunction or decree of any Governmental Authority, court, arbitrator or tax, accounting, regulatory or licensing body or other body binding on or affecting it or its property or assets, or result in the creation or imposition of any Adverse Claim on assets of the Seller (except as created hereunder); and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.
          (d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing or registration with, any Governmental Authority or regulatory, tax, licensing or accounting body is required for the due execution and delivery by the Seller of this Agreement, any Subsequent Transfer Instrument and each other Transfer Paper to which it is a party and the performance of its obligations hereunder and thereunder, except for such authorizations, approvals, notice or filings, if any, that have been obtained prior to the date hereof.
          (e) Actions; Suits. There are no actions, suits or proceedings pending or, to the Seller’s knowledge, threatened in writing against or affecting the Seller, or any of its properties or assets, in or before any court, arbitrator, Governmental Authority, or any tax, licensing, accounting or regulatory body or other body that have had, or would reasonably be expected to have, a Seller Material Adverse Effect. The Seller is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Authority, court or arbitrator or any tax, accounting, regulatory or licensing body or other body binding on or affecting it or any of its properties or assets to the extent that any such default has had, or could reasonably be expected to have, a Seller Material Adverse Effect.
          (f) Binding Effect. This Agreement and each Subsequent Transfer Instrument to which the Seller is a party constitute the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally, subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law), and subject to state laws that restrict the enforcement of remedies.
          (g) Accuracy of Information. All information heretofore, or hereafter furnished in writing by the Seller (or any of its Affiliates) to the Purchaser, the Lender and the Agent for purposes of or in connection with this Agreement, any Subsequent Transfer Instrument, or any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such written information hereafter furnished by the Seller (or any of its Affiliates, agents, representatives, members, consultants, accountants, legal counsel, managers, employees, or officers) to the Purchaser, the Lender or the Agent is or will be, as the case may be, true and accurate in all material respects on the date such information is stated or certified and does not and will not contain any material misstatement of a material fact or be otherwise misleading in light of the circumstances under which such information was furnished. There is no material fact that the Seller has not disclosed to the Purchaser and the Agent in writing which would reasonably be expected to have a Seller Material Adverse Effect.
          (h) Compliance with Law. The Purchaser has fully complied with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, other than to the extent that any such non-compliance has not had, and could not reasonably be expected to have, a Seller Material Adverse Effect.
          (i) Use of Proceeds. No proceeds of any purchase hereunder will be used by Seller (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.
          (j) Good Title; Perfection of Security Interest. Immediately prior to the purchase of any Venture Loans or related Warrants by the Purchaser from the Seller, such Venture Loans and related Warrants are free and clear of any Adverse Claim and are not subject to any rights of setoff, any prior sale, transfer, assignment, or participation by any Person or any agreement by the Seller (subject to the rights of the related Participant under a Permitted Participation Arrangement) to assign, convey, transfer or participate, in whole or in part, such Venture Loans and related Warrants, and the Seller is the sole legal record and beneficial owner of and owns and (subject to the rights of the related Participant under a Permitted Participation Arrangement) has the right to sell and transfer such Venture Loans and related Warrants to the Purchaser. There are (A) no outstanding rights, options, warrants or agreements on the part of the Seller for a purchase, sale or issuance, in connection with any Venture Loan conveyed by the

Seller to the Purchaser hereunder, and (B) no agreements on the part of the Seller to issue, sell or distribute any Venture Loan or related Warrants conveyed by the Seller to the Purchaser hereunder except pursuant to the Transaction Documents. After giving effect to each Transfer hereunder or under each Subsequent Transfer Instrument, as the case may be, the Purchaser shall be the legal and beneficial owner of the related Venture Loans and any related Warrants and other related Purchased Assets, free and clear of any Adverse Claim. With respect to each Initial Eligible Venture Loan and related Warrant, there has been, as of the Initial Funding Date, and with respect to each Subsequent Venture Loan and related Warrant, and each Substitute Venture Loan and related Warrant, and if applicable, Subsequent Seller Advances, there will be, as of the related Transfer Date, duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Purchaser’s ownership interest in each related Venture Loan, any related Warrants, and if applicable, Subsequent Seller Advances, and the other related Purchased Assets.
          (k) Places of Business and Locations of Records. The principal places of business and chief executive office of the Seller and the offices where it keeps all of its Records are and shall be located at 76 Batterson Park Road, Farmington, Ct., 06032, or such other locations of which the Purchaser and the Agent have been and shall be notified in accordance with Section 5.1. The Seller agrees to provide prior written notice to the Purchaser and the Agent of any change to such address in accordance with the terms of this Agreement. The Seller’s Federal Employer Identification Number and its Delaware state organizational identification number are 26-1971727 and 4493270, respectively.
          (l) Seller Material Adverse Effect. As to the initial Transfer hereunder, since December 31, 2007 and to each subsequent Transfer, since the most recent Transfer Date, no event relating to the Seller has occurred that could have a Seller Material Adverse Effect.
          (m) Names. The name in which the Seller has executed this Agreement and each related Transfer Paper and the name in which the Seller shall execute the related Subsequent Transfer Instrument shall be identical to the name of the Seller as indicated on the public record of the state in which the Seller was organized. Since the date of its organization, the Seller has not changed its form of organization or its jurisdiction of organization and has not used any corporate names, trade names, fictious names, “doing business as”, or assumed names other than the name in which it has executed this Agreement.
          (n) Not an Investment Company. With respect to the Closing Date and the Initial Funding Date the Seller is not, and with respect to the related Transfer Date the Seller shall not be an “investment company” or a company “controlled by an investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute, and is not otherwise subject to regulation thereunder.
          (o) Compliance with Law. The Seller has fully complied with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, other than to the extent that any such non-compliance has not had, and would not reasonably be expected to have, a Seller Material Adverse Effect.

          (p) Compliance with the Underwriting Guidelines and the Collection Policy. The Seller has complied in all material respects with the Underwriting Guidelines attached hereto as Exhibit C and the Collection Policy with regard to each Venture Loan and related Warrant.
          (q) Accounting. The manner in which the Seller accounts for the transactions contemplated by this Agreement is consistent with the assumptions set forth in the true sale and non-consolidation analyses set forth in the opinion letters of Morrison Cohen LLP, counsel to the Seller, dated the Initial Funding Date and delivered to the Purchaser and the Agent on the Initial Funding Date.
          (r) No Fraudulent Transfer. The Seller has, as of the related Transfer Date, adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. The Seller has been solvent at all relevant times prior to, and will not be rendered insolvent by, the Transfer of the Purchased Assets on or after the related Transfer Date. As of the related Transfer Date, the Seller does not intend that it will incur debts or obligations beyond its ability to pay as such debts and obligations mature. The Seller is generally able to pay, and as of the related Transfer Date is paying, its debts as they come due. The Seller is not presently financially insolvent nor will the Seller be made insolvent within the meaning of the Federal Bankruptcy Code or the insolvency laws of any jurisdiction, or be left with unreasonably small assets of capital (as of, and immediately following, the related Transfer Date) with which to conduct its business, by virtue of the Seller’s execution of or performance under any of the Transaction Documents. The Seller has not entered into any Transaction Document in contemplation of insolvency or with intent to hinder, delay or defraud any creditor. The Transfer of the Purchased Assets by the Seller to the Purchaser does not and will not constitute a transfer of property in connection with any pre-existing indebtedness.
          (s) Taxes. The Seller has filed all tax returns which would be delinquent if they had not been filed on or before the related Transfer Date and has paid all taxes, fees or other charges imposed on it or any of its assets by any Governmental Authority or tax, accounting, regulatory or licensing body, in each case due and payable on or before the related Transfer Date except for those taxes being contested in good faith by appropriate proceedings and in respect of which it has notified in writing Purchaser and Agent and has established proper reserves on its books. The Seller is not liable for the taxes payable by any other Person. No tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any tax, assessment, fee or other governmental charge paid or payable by the Seller or any Affiliate thereof. Any taxes, assessments, fees and other governmental charges payable by the Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby have been paid, except for taxes not yet due. There is no agreement or understanding among any of or all of the Servicer, the Purchaser, and the Seller, providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges, except (i) as provided under the Transaction Documents, and (ii) tax sharing agreements among any or all of the Servicer, the Purchaser, the Seller and any of the Seller’s Affiliates, under which appropriate and customary allocation of tax sharing responsibilities has been made which reflects economic realities.

     Section 4.2 Representations and Warranties of the Seller Relating to the Venture Loans and Warrants.
The Seller hereby represents and warrants to the Purchaser as of each Transfer Date relating to such Venture Loan and Warrant (and, to the extent expressly stated on Schedule 3 hereto, at such other time) the accuracy and completeness of the representations and warranties set forth on Schedule 3 hereto.
     Section 4.3 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller as of the Closing Date, the Initial Funding Date and the related Transfer Date that:
          (a) Existence and Power. The Purchaser’s jurisdiction of organization is correctly set forth in the preamble to this Agreement. The Purchaser is duly organized under the laws of that jurisdiction and no other state or jurisdiction. The Purchaser is validly existing and in good standing under the laws of its state of organization. The Purchaser is duly qualified to do business and is in good standing as a foreign entity, and has and holds all organizational power and all licenses, authorizations, consents and approvals from Governmental Authorities and tax, regulatory, accounting and licensing bodies required to carry on its business, acquire and own the Venture Loans, and related Warrants, and perform its obligations under this Agreement and the other Transaction Documents, in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.
          (b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by the Purchaser of this Agreement and each Subsequent Transfer Instrument to which it is a party, and the performance of its obligations hereunder and thereunder, are within its limited liability company powers and authority and have been duly authorized by all necessary limited liability company action on its part. This Agreement and each Subsequent Transfer Instrument to which the Purchaser is a party has been and will be, as the case may be, duly executed and delivered by the Purchaser.
          (c) No Conflict. The execution and delivery by the Purchaser of this Agreement and the related Subsequent Transfer Instrument to which it is a party, and the performance of its obligations hereunder and thereunder, do not contravene or violate (i) any of its organizational documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any material agreement, contract or instrument to which it is a party or by which it or any of its property or assets is bound, or (iv) any order, writ, judgment, award, injunction or decree of any Governmental Authority, court or arbitrator or tax, accounting, regulatory or licensing body or other body binding on or affecting it or its property or assets or result in the creation or imposition of any Adverse Claim on assets of the Purchaser. No transaction contemplated hereby requires compliance with any bulk sales act.
          (d) Government Authorization. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory, tax, accounting, licensing or other body is required for the due execution and delivery by the Purchaser of this Agreement and any related Subsequent Transfer Instrument to which it is a party and the performance of its obligations hereunder and thereunder, except for such authorizations, approvals, notice or filings, if any, which have been obtained prior to the date hereof.
          (e) Actions; Suits. There are no actions, suits or proceedings pending or to the Purchaser’s knowledge, threatened in writing against or affecting the Purchaser, or any of its properties or assets, in or before any court, arbitrator or Governmental Authority or any regulatory, tax, accounting or licensing body or other body that have had, or would reasonably be expected to have, a Material Adverse Effect. The Purchaser is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Authority, court or arbitrator or any regulatory, tax, accounting or licensing body or other body binding on or affecting it or any of its properties or assets to the extent that any such default has had, or would reasonably be expected to have, a Material Adverse Effect.
          (f) Binding Effect. This Agreement, each Subsequent Transfer Instrument and each other Transfer Paper to which the Purchaser is a party constitute the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally, subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law), and subject to state laws that restrict the enforcement of remedies.
          (g) Accuracy of Information. All information heretofore furnished in writing by the Purchaser (or any of its Affiliates) to the Seller, the Lender and the Agent for purposes of or in connection with this Agreement, the related Subsequent Transfer Instrument, or any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such written information hereafter furnished by the Purchaser (or any of its Affiliates, agents, representatives, members, consultants, accountants, legal counsel, managers, or employees) to the Seller, the Lender or the Agent will be, true and accurate on the date such information is stated or certified and does not and will not contain any untrue statement of a material fact or be otherwise misleading in light of the circumstances under which such information was furnished. There is no material fact that the Purchaser has not disclosed to the Seller and the Agent in writing which would reasonably be expected to have a Material Adverse Effect.
          (h) Compliance with Law. The Purchaser has fully complied with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, other than to the extent that any such non-compliance has not had, and would not reasonably be expected to have, a Material Adverse Effect.
          (i) No Fraudulent Transfer. The Purchaser has, as of the related Transfer Date, adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. The Purchaser is generally able to pay, and as of the related Transfer Date is paying, its debts as they come due. The Purchaser is not presently financially insolvent nor will the Purchaser be made insolvent by virtue of the Purchaser’s execution of or performance under any of the Transaction Documents within the meaning of the Federal Bankruptcy Code or the insolvency laws of any jurisdiction. The Purchaser has not entered into any Transaction Document in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

          The representations and warranties set forth in this Article IV shall survive the Transfer of the Venture Loans and related Warrants to the Purchaser and the termination of the rights and obligations of the Purchaser and the Seller under this Agreement, any Subsequent Transfer Instrument and any other Transaction Document.
ARTICLE V
COVENANTS OF THE SELLER
     Section 5.1 Seller Covenants. The Seller hereby covenants and agrees with the Purchaser as follows:
          (a) Financial Statements. The Seller will maintain and consistently apply, for itself, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Purchaser and the Agent:
               (i) Annual Financial Statements. As soon as available and in any case no later than one hundred eighty (180) days after the close of each of its fiscal years occurring during the term of this Agreement, audited, unqualified financial statements (which shall include balance sheets of the Seller as of the end of such fiscal year, and statements of income, stockholders’ equity and cash flow of the Seller and any consolidated Subsidiaries for such fiscal year, in each case) setting forth in comparative form the figures for the related previous fiscal year and accompanied by an opinion of (A) Grant Thornton, LLP or (B) another firm of Independent certified public accountants of nationally recognized standing reasonably acceptable to the Purchaser and the Agent, in each instance stating that such financial statements present fairly the financial condition of the Seller and have been prepared in accordance with GAAP, consistently applied.
               (ii) Quarterly Financial Statements. As soon as available and in any case no later than forty-five (45) days after the close of the first three (3) quarterly periods of each of its fiscal years occurring during the term of this Agreement, balance sheets and statements of cash flows of the Seller and its consolidated Subsidiaries as at the close of each such period and statements of income and retained earnings for the period from the beginning of such fiscal year to the end of such quarter, setting forth in comparative form the corresponding figures for the comparable period one year prior thereto, which balance sheets and statements shall be prepared and presented in accordance with, and provide all necessary disclosure required by, GAAP (but without footnotes, and subject to normal year-end audit adjustments) and shall be accompanied by a certificate signed by an Authorized Officer of the applicable party stating that such balance sheets and statements present fairly the financial condition and results of operations of the such party and have been prepared in accordance with GAAP, consistently applied (but without footnotes, and subject to normal year-end audit adjustments).
          (b) Reporting. The Seller will furnish or cause to be furnished to the Purchaser, the Lender and the Agent:
               (i) At least ten (10) days prior to the effectiveness of any material change in, or material amendment to, the Underwriting Guidelines or the Collection Policy, a

copy of the Underwriting Guidelines or the Collection Policy (as the case may be) then in effect and a notice (1) indicating such change or amendment, and (2) if such proposed change or amendment would reasonably be expected to adversely affect the collectibility of a Venture Loan or related Warrant, or materially change the credit criteria set forth therein in a manner that will materially and adversely affect the overall credit quality of the portfolio of Venture Loans, requesting the Purchaser’s and the Agent’s written consent thereto.
               (ii) Promptly, from time to time, such other information, documents, records or reports relating to the Venture Loans and related Warrants or the condition or operations, financial or otherwise, of the Seller as the Purchaser or the Agent may from time to time reasonably request in order to protect the interests of the Purchaser, the Lender or the Agent under or as contemplated by the Transaction Documents.
               (iii) Promptly upon its receipt of (A) any management letter submitted to the Seller by its accountants and (B) any notice, request for consent, financial statements, certification, report or other material communication under or in connection with any Transaction Document from any Person other than the Agent or the Lender, copies of the same.
               (iv) On each anniversary of the date of this Agreement, following the Lender’s or the Agent’s written request with respect thereto, a UCC search report against the Seller, issued by the state of its organization.
          (c) Notices. The Seller will notify the Purchaser and the Agent in writing, by means of an Officer’s Certificate, promptly upon (and in any event no later than five (5) days after) an Authorized Officer of the Seller obtaining actual knowledge of the occurrence of any of the following, describing the same and, if applicable, the steps being taken with respect thereto:
               (i) Any event or condition that has had, or would reasonably be expected to have, a Material Adverse Effect.
               (ii) The entry of any judgment or decree or the institution of any litigation, arbitration proceeding or proceeding of any Governmental Authority or any regulatory, accounting, tax or licensing body or other body by or against the Seller to the extent the same has had or would reasonably be expected to have a Material Adverse Effect.
               (iii) Each Early Amortization Event, each Event of Default and each Unmatured Event of Default.
               (iv) A default or an event of default under any other financing arrangement for borrowed money which leads to the acceleration of the maturity thereof pursuant to which the Seller is a debtor or obligor in a principal amount in excess of One Million U.S. Dollars ($1,000,000).
               (v) Any change in the accountants of the Seller, or any change in the Seller’s accounting policy which could reasonably be expected to have a Material Adverse Effect.

          (d) Compliance with Laws and Preservation of Corporate Existence. The Seller will fully comply with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, other than to the extent that any such non-compliance has not had, and would not reasonably be expected to have, a Material Adverse Effect. The Seller will comply with all material procedures required by its organizational documents, other than to the extent that any such non-compliance has not had, and would not reasonably be expected to have, a Material Adverse Effect. The Seller will preserve and maintain its licenses, limited liability company existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign limited liability company in each other jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify would not reasonably be expected to have a Servicer Material Adverse Effect.
          (e) Audits. The Seller will, from time to time as requested by the Purchaser and at the sole cost of (1) the Purchaser (prior to the occurrence and continuation of an Event of Default) and (2) the Seller (upon and following the occurrence and continuation of an Event of Default), permit or cause to be permitted the Purchaser and the Agent, and their respective agents or representatives, during normal business hours and upon reasonable notice to Seller:
               (i) to examine and make copies of and abstracts from all Records in the possession or under the control of the Seller relating to the Purchased Assets, including, without limitation, the documents included in the related Loan Files;
               (ii) to examine the systems used in the origination, processing, administration and servicing of the Venture Loans and related Warrants, including, without limitation, the Seller’s record-keeping, accounting, auditing and other internal control systems related thereto; and
               (iii) to visit the offices and properties of the Seller for the purpose of examining such materials described in clauses (i) and (ii) above, and to discuss matters relating to the Seller’s financial condition, the Purchased Assets, the Seller’s performance under the Transaction Documents and any of the Transfer Papers or the Seller’s performance under the documents comprising the Loan Files;
in each case, with any of the officers, managers, accountants, representatives, auditors, legal advisors and employees of the Seller or the Custodian having knowledge of such matters; provided, however, that if there is no Early Amortization Event such audit shall occur only on an annual basis, which may coincide with the audit performed pursuant to the control procedures set out in the Credit and Security Agreement, but shall not replace such procedures. Expenses of the Agent under all Transaction Documents associated with such audit shall not exceed $20,000 in the aggregate.
     The Seller agrees to provide its accountants and auditors with a copy of this Agreement promptly after the execution hereof and will instruct its accountants and auditors to cooperate in good faith in answering any and all questions that any authorized representative of the Purchaser, the Agent or the Lender may address to them from time to time, in reference to the financial condition or affairs of the Seller.

          (f) Keeping and Marking of Records and Books.
               (i) The Seller will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Venture Loans and Warrants in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all amounts owed under the Venture Loans (including, without limitation, records adequate to permit the immediate identification of all adjustments to each Venture Loan) with no less a degree of prudence than if the Venture Loans and Warrants were held by the Seller for its own account. The Seller will give the Purchaser and the Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.
               (ii) The Seller will, on or prior to the related Transfer Date, mark its master data processing records and other books and records relating to the Venture Loans and Warrants being sold or transferred to the Purchaser on such Transfer Date with a legend, which shall read in substantially the form of the following: “The [loan/warrant/participation agreement] evidenced by this document/listed herein has been sold to Horizon Credit I LLC and is subject to a security interest in favor of WestLB AG, New York Branch, as Agent under that certain Credit and Security Agreement, dated as of March 4, 2008, by and among Horizon Credit I LLC, as Borrower, WestLB AG, New York Branch, as Lender and Agent, and U.S. Bank National Association, as Custodian and Paying Agent thereunder”, or such other legend as is reasonably acceptable to the Agent, describing the security interest of the Agent for the benefit of the Secured Parties in the related Collateral and describing the Purchaser’s ownership in the related Purchased Assets.
          (g) Compliance with Loan Files, Underwriting Guidelines and Collection Policy. The Seller will timely and fully (i) perform and comply with all material provisions, covenants and other promises required to be observed by it under the documents comprising the Loan Files, and (ii) comply with the Underwriting Guidelines and the Collection Policy in regard to each Venture Loan and Warrant and the related documents comprising the Loan Files.
          (h) Performance and Enforcement of this Agreement. The Seller shall perform its obligations and undertakings under and pursuant to this Agreement and will purchase Venture Loans and Warrants hereunder and under the Subsequent Transfer Instruments and related Transfer Papers in strict compliance with the terms hereof and thereof.
          (i) Ownership. The Seller will take all necessary action to (i) vest legal and equitable title to the related Purchased Assets irrevocably in the Purchaser, free and clear of any Adverse Claims, including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Purchaser’s interest in such Purchased Assets and such other action to perfect, protect or more fully evidence the interest of the Purchaser therein as set forth in Section 2.1 and as the Purchaser or the Agent may request, and (ii) establish and maintain, in favor of the Agent, for the benefit of the Secured Parties, a valid and perfected first priority security interest in all Purchased Assets, free and clear of any Adverse Claims, including, without limitation, the filing of all financing statements or other similar instruments or documents, and delivering the documents required to be included in the Loan Files to the Custodian pursuant to the Custodial Agreement and Section 6.1 of the Credit and Security Agreement, necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the first priority security interest (subject only to Permitted Liens) of the Agent (for the benefit of the Secured Parties) in the Purchased Assets and such other action to perfect, protect or more fully evidence the interest of the Agent for the benefit of the Secured Parties in the Purchased Assets and under the Transaction Documents as the Agent may reasonably request. Other than as set forth in Section 2.3, Section 2.4 and Section 2.5, the Seller shall not take any action which would directly or indirectly impair or adversely affect the Purchaser’s title, right and interest in the Venture Loans and related Warrants; provided, however, that Seller shall provide the Purchaser with notice and instructions on when and how to exercise the rights under the Warrants conveyed hereunder such that Purchaser shall acquire the equity positions available to Purchaser under the Warrants in the underlying Obligors, as applicable, in a timely manner.
          (j) Taxes. The Seller will file all tax returns and reports required by law to be filed by it and will promptly pay when due all taxes and governmental charges at any time owing; provided, that the foregoing shall not require the Seller to pay any such tax or charge so long as it contests such tax or charge in good faith by appropriate proceedings and has, with respect to such tax or charge, set aside on its books adequate reserves in accordance with GAAP. At no time will Seller enter any agreement or understanding among any or all of the Servicer, the Purchaser, and the Seller, providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments, or other governmental changes, except as provided under the Transaction Documents.
          (k) Name Change and Offices. The Seller will not change its name, jurisdiction of organization or form of organization (within the meaning of any applicable enactment of the UCC), or use any trade names, fictitious names, assumed names, “doing business as” names or other names, or relocate its chief executive office at any time during the term of the Credit and Security Agreement, unless prior to the effective date of such change or relocation, it shall at its own expense have: (i) given the Purchaser and the Agent at least thirty (30) days’ prior written notice thereof and (ii) delivered to the Purchaser and the Agent all financing statements, instruments, opinions of counsel and other documents requested by the Purchaser or the Agent, prepared by the Seller at its sole expense, in connection with such change or relocation to maintain perfection of Agent’s security interest in the Collateral for the benefit of the Secured Parties.
          (l) Modifications to Venture Documents, Underwriting Guidelines and Collection Policy. Except as otherwise permitted in the Transaction Documents, the Seller will not (i) make any material change in the character of its business or to the Underwriting Guidelines or the Collection Policy without prior written notice to the Agent and (ii) make any such change that would reasonably be expected to adversely affect the collectibility of the Venture Loans, or materially change the credit criteria set forth herein in a manner that will materially or adversely affect the overall credit quality of the portfolio of Venture Loans, without the prior written consent of the Agent.
          (m) Sales, Liens. Except as otherwise permitted in the Transaction Documents, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any of the Purchased Assets, or assign any right to receive income with respect thereto (other than, in each case, the Transfers provided for herein), and the Seller will defend at its sole expense the right, title and interest of the Purchaser and the Agent in, to and under any of the Purchased Assets, against all claims of third parties claiming through or under the Seller.
          (n) Prohibition on Additional Negative Pledges. The Seller will not enter into or assume any agreement (other than this Agreement and the other Transfer Papers) permitting the creation or assumption of any Adverse Claim upon the Purchased Assets except as contemplated by the Transfer Papers, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transfer Papers.
          (o) Proper Conduct of Business. The Seller shall conduct its business in the ordinary course and in accordance with customary and usual procedures of institutions which originate, administer, process and service Venture Loans and related Warrants, respectively, including without limitation in accordance and compliance with the Underwriting Guidelines and the Collection Policy.
          (p) Disclosure. The Seller shall disclose in appropriate regulatory filings and public announcements, to the extent required by applicable law, all material transactions associated with this transaction. The annual financial statements of the Seller (including any consolidated financial statements) shall disclose the effects of the transactions contemplated by this Agreement in accordance with GAAP as a sale of the related Venture Loans and related Warrants to the Purchaser. Such financial statements will include disclosure that the Purchaser is a separate Subsidiary of the Seller and will include a footnote indicating that the Purchased Assets have been conveyed to the Purchaser and are not available for creditors of the Seller. Neither the accounting records of the Seller nor the financial statements of the Seller shall indicate that the assets of the Purchaser are available to pay creditors of the Seller or any other entity.
          (q) Collections. On and after the Closing Date, if the Seller receives any collections on or proceeds of the Purchased Assets, or any other Collateral, then the Seller shall remit such collections and such proceeds to the Paying Agent for deposit into the Collection Account as soon as practicable and in any event within two (2) Business Days following the Seller’s receipt thereof.
          (r) Insurance Policies. The Seller shall take all actions necessary to ensure that (i) the loss payee under each Insurance Policy with respect to the related Venture Loan which has been procured by the related Obligor or otherwise is “Horizon Technology Finance Management LLC and/or its successors or assigns” and (ii) at all times during the term of this Agreement such Insurance Policies are in full force and effect.
          (s) Protection of Security. At any time following the occurrence of an Early Amortization Event, Event of Default, or Servicer Termination Event, and to the extent such actions may be taken pursuant to the loan agreements, participation agreements, intercreditor agreements and subordination agreements governing the Venture Loans, the Seller shall allow each of the Purchaser, the Agent and the Lender, or any of their respective agents acting on its behalf, upon reasonable notice: (1) to inspect any property, relating to a Venture Loan; (2) to appear in or intervene in any proceeding or matter affecting any Venture Loan or other Purchased Asset or the value thereof; (3) to initiate, commence, appear in and defend any foreclosure, action, bankruptcy or proceeding which could affect the rights and powers of the Purchaser, the Agent or the Lender; (4) to contest by litigation or otherwise any lien asserted against the Venture Loans or other Purchased Asset or against the related property identified therein; and/or (5) to make payments on account of such encumbrances, charges, or liens and take any action it may deem appropriate to collect any Purchased Asset or any part thereof or to enforce any rights with respect thereto. All costs and expenses, including attorneys’ fees (including, but not limited to, those incurred on appeal), that the Purchaser, the Agent or the Lender may incur with respect to any of the foregoing and any expenditures they may make to protect or preserve the Purchased Assets or the rights of the Purchaser, the Agent and the Lender, shall be for the account of the Seller. The Seller shall repay the same to the Purchaser, the Agent or the Lender, as the case may be, immediately upon demand with interest, at the Default Rate, from the date any such expenditure shall have been made until it is repaid.
          (t) Payment Instructions. The Seller shall not direct any Obligor, any insurer or any other payor on or with respect to the Venture Loans, the Warrants, or any other Collateral to make any payments relating thereto to any account or Person other than to the Paying Agent for deposit into the Lockbox Account unless the Seller has received prior written consent from the Agent with respect to the making of any such payment to any such other account or Person, which consent the Agent may give or withhold in its sole discretion.
          (u) True Sale. The Seller shall not account for or treat (whether in financial statements or otherwise) the Transfers contemplated by this Agreement or any Subsequent Transfer Instrument, in any manner other than as a sale and absolute assignment of the Venture Loans and related Warrants to the Purchaser constituting a “true sale” for bankruptcy purposes.
          (v) Amendment. Until the Obligations are paid in full, the Seller shall not amend, modify, waive or terminate any terms or conditions of any Transaction Document without the written consent of the Agent, which consent the Agent may grant or withhold in its sole discretion.
          (w) No Sale, Assignment or Merger. Without in each case the prior written consent of the Agent, which consent the Agent may grant or withhold in its sole discretion, the Seller will not:
               (i) merge or consolidate with any Person;
               (ii) convey, sell, assign (by operation of law or otherwise), transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), or assign any right to receive all or substantially all income with respect thereto, or grant any option to do any of the foregoing;

               (iii) acquire all or substantially all of the assets of, or the capital stock or other ownership interests in, any Person, unless, as a result of such acquisition (A) the voting and ownership control of the Seller shall not change from the voting and ownership control status of the Seller in place immediately before such acquisition, and (B) each of Robert D. Pomeroy, Jr. and Gerald A. Michaud (x) are employed in senior management positions at Horizon Technology Finance Management LLC, (y) are involved in the day-to-day operations of Horizon Technology Finance Management LLC, and (C) are able to perform substantially all of their respective duties as an employee or officer of Horizon Technology Finance Management LLC; or
               (iv) transfer, sell or assign its one hundred percent (100%) membership interest (or any portion thereof) in the Purchaser.
          (x) Substantive Non-Consolidation. The Seller has complied and shall comply with all assumptions made with respect to the Seller in the substantive non-consolidation opinion, dated the Initial Funding Date, of Morrison Cohen LLP, counsel to the Purchaser, and delivered by such counsel to the Agent and the Purchaser on the Initial Funding Date in connection with the execution of the Credit and Security Agreement, including, but not limited to, any exhibits attached thereto.
ARTICLE VI
INDEMNITIES
     Section 6.1 Indemnities given by the Seller. Without limiting any other rights that the Purchaser or any other Person may have hereunder or under applicable law, the Seller hereby agrees to indemnify (and pay upon demand to) the Purchaser and each of the assigns, officers, managers, agents and employees of the Purchaser (each, an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and all other amounts which may become payable, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) or to which any of them may become subject or may be awarded against or incurred by any of them arising out of or as a result of this Agreement, any Subsequent Transfer Instrument, any Transfer Paper or any other Transaction Document, or the acquisition, either directly or indirectly, of an interest in the Venture Loans or other Purchased Assets, excluding, however, in all of the foregoing instances:
     (i) Indemnified Amounts to the extent such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of an Indemnified Party; or
     (ii) Indemnified Amounts to the extent comprising income, franchise and similar taxes levied on the related Indemnified Party;
provided, however, that nothing contained in the foregoing clauses shall limit the liability of the Seller or limit the recourse of an Indemnified Party for amounts specifically provided to be paid by the Seller under the terms of this Agreement or the other Transaction Documents. Except as provided in the succeeding sentence, Indemnification Amounts do not include losses in respect of uncollectible Venture Loans. Without limiting the generality of the foregoing indemnification, but subject in full to the provisions thereof, the Seller shall indemnify each Indemnified Party for Indemnified Amounts (including, without limitation, losses in respect of uncollectible Venture Loans, regardless of whether reimbursement therefor would constitute recourse to the Seller) relating to or resulting from:
     (1) any representation or warranty made by the Seller (or any manager, Affiliate, officer or employee of the Seller) under or in connection with this Agreement, any other Transaction Document or Transfer Paper or any other written information or report delivered by any of the foregoing pursuant hereto or thereto, which shall have been false or incorrect in any material respect when made or deemed made;
     (2) the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Venture Loan, Warrant, or other Collateral or document required to be included in the Venture Loan File related thereto, or the nonconformity of any Venture Loan, Warrant, or other Collateral or document required to be included in the Venture Loan File with any such applicable law, rule or regulation, or any failure of the Seller, the Servicer or the Seller to keep or perform any of its obligations, express or implied, with respect to any Collateral;
     (3) any failure of the Seller to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document or Transfer Paper;
     (4) any dispute, claim, offset or defense (other than discharge in bankruptcy of the related Obligor or a dispute, claim, offset or defense arising out of acts or omissions by any party other than the Seller occurring after the related Transfer Date) to the payment of any Venture Loan (including, without limitation, a defense based on such Venture Loan or related document required to be included in the related Loan File, or otherwise, not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);
     (5) any investigation, litigation or proceeding (A) related to or arising from the Seller’s administration of the Venture Loans or the Purchased Assets or (B) relating to the Seller, in each case in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby and thereby;
     (6) any inability to litigate any claim that arose prior to the relevant Transfer Date of such Purchased Asset against any Obligor in respect of any Venture Loan or Warrant as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;
     (7) any failure of the Seller to Transfer legal and equitable title to, and ownership of, any of the Purchased Assets to the Purchaser, free and clear of any Adverse Claim;

     (8) any failure to vest in the Agent for the benefit of the Secured Parties, or to transfer to the Agent for the benefit of the Secured Parties, pursuant to Section 2.1(b) hereof, a valid first priority perfected security interest in all Purchased Assets, free and clear of any Adverse Claim, pursuant to the terms of this Agreement with respect thereto, at the time of any Transfer;
     (9) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Purchased Asset, and the proceeds thereof, pursuant to Section 2.1(c) hereof, at the time of any Transfer;
     (10) any action or omission by the Seller which reduces or impairs the rights of the Purchaser with respect to any Purchased Assets or the value of any Purchased Asset;
     (11) any attempt by the Seller, or any Affiliate thereof to void any Transfer of the Venture Loans or other Purchased Asset or the Purchaser’s ownership interest in the Purchased Assets under statutory provisions or common law or equitable action, including without limitation any provision of the Federal Bankruptcy Code;
     (12) any failure of the Seller or any of its agents or representatives to timely remit to the Lockbox Account or the Collection Account, collections on or proceeds of or relating to the Venture Loans, the Venture Warrant and all other Purchased Assets that have been remitted to any such Person;
     (13) any Venture Loan represented or certified by the Seller pursuant to the Transaction Documents to be an Eligible Loan which is not at the applicable time an Eligible Loan, unless an Early Amortization Event would not result; and
     (14) the failure of the Seller to have paid when due any taxes relating to a Venture Loan, Venture Warrant or other Purchased Asset, to the extent such payment was due from or on behalf of the Seller on or prior to the related Transfer Date.
Section 6.2 Procedure for Indemnification. The procedure for indemnification shall be as follows:
     (a) The Indemnified Party shall give notice to the Seller (the “Indemnifying Party”), as applicable, of any claim, whether between the parties or brought by a third party, specifying (i) the factual basis for such claim, and (ii) the amount of the claim. If the claim relates to an action, suit or proceeding filed by a third party against such Indemnified Party, such notice shall be given by such Indemnified Party within fifteen (15) Business Days after written notice of such action, suit or proceeding was received by such Indemnified Party; provided, that failure to deliver notice shall not affect an Indemnified Party’s right to indemnification hereunder.

     (b) Following receipt of notice from an Indemnified Party of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Seller deems necessary or desirable. For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by such Indemnified Party to substantiate the claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period (or any mutually-agreed-upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to such Indemnified Party the full amount of the claim and the Indemnifying Party shall thereupon be released from any further indemnification obligations with respect to such claim. If the Indemnified Party and the Indemnifying Party do not agree within said period (or any mutually-agreed-upon extension thereof), the Indemnified Party may seek appropriate legal remedy.
     (c) With respect to any claim by a third party as to which an Indemnified Party is entitled to indemnification hereunder, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the defense of such claim, and the Indemnified Party shall cooperate fully with the Indemnifying Party, subject to reimbursement for all expenses incurred by such Indemnified Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Indemnified Party shall have the right to participate in the defense of such claim at its own expense; provided that such expense shall be the expense of the Indemnifying Party if (i) the Indemnifying Party has authorized such expense in writing, (ii) the Indemnifying Party has not employed counsel with respect to the defense of such claim within a reasonable amount of time after such election or (iii) the Indemnified Party has been advised by counsel that one or more defenses may be available to it that are different from or additional to those available to the Indemnifying Party. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Indemnified Party with respect to such claim and the Indemnifying Party shall immediately reimburse the Indemnified Party for any and all expenses incurred by it in defending such third party claim. The Indemnifying Party shall have the right to settle any third party claim without the consent of the Indemnified Party so long as the settlement fully and unconditionally releases such Indemnified Party from any and all liability with respect to such claim and the settlement does not impose any then-current or continuing obligation or liability on any Indemnified Party.
Section 6.3 Other Costs and Expenses
     (a) In addition to the rights of indemnification granted to the Indemnified Parties under Section 6.1 hereof, the Indemnifying Party shall pay to the Agent for the benefit of the Secured Parties on demand all costs and out-of-pocket expenses (including reasonable counsel fees and expenses) incurred in connection with (i) the preparation, execution, delivery, closing and administration of, and due diligence conducted in connection with this Agreement and the other Transaction Documents, the transactions contemplated hereby and the other documents to be delivered hereunder and thereunder, as set forth in (and subject to the limitations set forth in) Section 4 of the Engagement Agreement, (ii) the preparation, execution, delivery, closing and administration of any waiver or consent issued or amendment prepared in connection with this Agreement and the other Transaction Documents, the transactions contemplated hereby and the other documents to be delivered hereunder and thereunder, that is necessary or requested by any of the Lender or the Agent or made necessary or desirable as a result of the actions of any regulatory, tax, licensing or accounting body affecting the Lender, the Agent and any of their respective Affiliates, including, without limitation, the reasonable fees and out of pocket expenses of counsel for the Paying Agent, the Custodian, the Agent and the Lender with respect thereto, (iii) the Agent’s or the Lender’s auditors auditing the books and records and procedures of the Indemnifying Party following the occurrence and during the continuance of an Unmatured Event of Default or an Event of Default, (iv) the Agent or the Lender performing, or causing the performance of, any obligation of the relevant Indemnifying Party hereunder or under any other Transaction Document upon the relevant Indemnifying Party’s failure to so perform, (v) the delivery of the AUP Letter and the performance of any and all duties, obligations and responsibilities thereunder and (vi) advising the Paying Agent and the Custodian and their respective assigns, Affiliates, officers, directors, agents and employees as to their respective rights and remedies under this Agreement, the other Transaction Documents and the other documents to be delivered hereunder or thereunder or in connection herewith or therewith.
     (b) The Indemnifying Party shall pay to the Agent for the benefit of the Secured Parties on demand any and all costs and expenses of the Agent and the Lender, if any, including without limitation reasonable fees and expenses of attorneys, appraisers, engineers, investment bankers, surveyors or other experts, in connection with UCC searches, recording, title examination, the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement and the other Transaction Documents or such documents.
     (c) The Indemnifying Party shall pay to the Agent for the benefit of the Lender, within ten Business Days from Agent’s written demand therefor, any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, any other Transaction Document or the other documents to be delivered hereunder and thereunder.
ARTICLE VII
CONDITIONS PRECEDENT
     Section 7.1 Conditions to the Purchaser’s Obligations on the Initial Funding Date. The obligation of the Purchaser to purchase any Initial Eligible Venture Loan or related Warrant, or Subsequent Seller Advance on the Initial Funding Date shall be subject to the satisfaction of the following conditions:
          (a) the representations and warranties set forth in Sections 4.1 and 4.2, and in Schedule 3 hereto, shall be true and correct as of such date;
          (b) the Seller shall have delivered to the Purchaser and the Agent the Venture Loan Schedule relating to the Initial Eligible Venture Loans and related Warrants (and as applicable, Subsequent Seller Advances) and a computer file or electronic or magnetic tape list containing a true and complete list of all information specified in Section 2.1(d) hereof with respect to the Initial Eligible Venture Loans and related Warrants (and as applicable, Subsequent Seller Advances);
          (c) the Seller shall have performed all other obligations required to be performed by it on or before the Closing Date and the Initial Funding Date (as applicable) pursuant to the provisions of this Agreement;
          (d) the Seller shall have prepared for recording and filing, at its expense, each financing statement meeting the requirements of applicable state law in such manner and in such jurisdictions as would be necessary to perfect the Purchaser’s first priority security interest (subject to any Permitted Liens) in all of the Seller’s right, title and interest in, to and under the Initial Eligible Venture Loans and related Warrants, and the related Purchased Assets pursuant to the terms hereof, and shall have delivered a file-stamped copy of such financing statements or other evidence of such filings to the Purchaser and the Agent;
          (e) all of the conditions to the effectiveness of the Credit and Security Agreement and to the making of the Initial Advance thereunder shall have been satisfied or waived in accordance with the terms thereof;
          (f) no Event of Default, or Unmatured Event of Default shall have occurred and be continuing;
          (g) all corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Purchaser and the Agent, and each of the Purchaser and the Agent shall have received from the Seller copies of all documents (including, without limitation, records of corporate proceedings) relevant to the transactions herein contemplated as the Purchaser or the Agent may have requested;
          (h) all fees and expenses associated with the closing of the Transfer of the related Purchased Assets on the Initial Funding Date shall have been paid by the party incurring such expenses or the party liable to pay for such expenses;
          (i) there has not occurred (A) a general suspension of trading on major stock exchanges, or (B) a disruption in or moratorium on commercial banking activities or securities settlement services;
          (j) the due diligence review, audit and credit approval of the Seller and the Purchaser by the Lender and the Agent shall have been completed;
          (k) no Material Adverse Effect shall have occurred;
          (l) the Custodian shall have received on or before the Initial Funding Date all of the documents required to be included in the related Loan Files and other documents required to be delivered to it on or before the Initial Funding Date pursuant to the terms of the Transaction Documents, and the Custodian shall have delivered to the Seller, the Purchaser and the Agent a written certification as to such receipt;

          (m) all other acts and conditions (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened prior to the execution, delivery and performance of this Agreement, the other Transaction Documents and all documents related hereto and thereto and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in compliance with all applicable laws;
          (n) no law or regulation shall prohibit, and no order, judgment or decree of any federal, state or local court or Governmental Authority or any regulatory, accounting, tax or licensing body or other body shall prohibit or enjoin, the closing of the transactions contemplated hereby or any Transaction Document in accordance with the provisions hereof or thereof;
          (o) the Seller shall have delivered to the Purchaser and the Agent a complete copy of the Collection Policy and the Underwriting Guidelines;
          (p) the Seller shall have furnished to the Purchaser and the Agent such further information, certificates and documents as the Purchaser and the Agent may have requested;
          (q) the Seller shall have delivered to the Agent and the Lender true, complete and correct copies of the letters that the Seller has delivered to the Obligors, insurers and any other Person making any payments relating to each Initial Eligible Venture Loan, the related Warrants or the related Purchased Assets, which letters direct such Persons to make all payments on such Initial Eligible Venture Loan (and all payments relating to the related Warrants or the related Purchased Assets) to the Lockbox Account; and
          (r) the Seller shall have delivered to the Purchaser and the Agent an Officer’s Certificate to the effect that all conditions precedent to the closing of the Transfer of the related Purchased Assets on the Initial Funding Date have been satisfied.
     Section 7.2 Conditions to the Purchaser’s Obligations on a Subsequent Transfer Date. The obligation of the Purchaser to purchase any Subsequent Venture Loan and related Warrants on a Subsequent Transfer Date shall be subject to the satisfaction of the following conditions:
          (a) the representations and warranties set forth in Sections 4.1 and 4.2, and in Schedule 3 hereto, shall be true and correct as of such date (both before and after giving effect to such Transfer);
          (b) the Seller shall have delivered to the Purchaser and the Agent the Venture Loan Schedule relating to the related Subsequent Venture Loans and related Warrants (and as applicable, Subsequent Seller Advances) and a computer file or electronic or magnetic tape list containing a true and complete list of all information specified in Section 2.1(d) hereof with respect to such Subsequent Venture Loans and related Warrants (and as applicable, Subsequent Seller Advances);

          (c) the Seller shall have performed all other obligations required to be performed by it on or before the related Subsequent Transfer Date pursuant to the provisions of this Agreement;
          (d) the Seller shall have prepared for recording and filing, at its expense, each financing statement meeting the requirements of applicable state law in such manner and in such jurisdictions as would be necessary to perfect the Purchaser’s first priority security interest (subject to any Permitted Liens) in all of the Seller’s right, title and interest in, to and under the related Subsequent Venture Loans and related Warrants, (and as applicable, Subsequent Seller Advances) and the related Purchased Assets, pursuant to the terms hereof, and shall have delivered a file-stamped copy of such financing statements or other evidence of such filings to the Purchaser and the Agent;
          (e) all of the conditions to the making of the related Subsequent Advance pursuant to the Credit and Security Agreement shall have been satisfied or waived in accordance with the terms thereof;
          (f) no Event of Default, or Unmatured Event of Default shall have occurred and be continuing;
          (g) all corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement relating to the related Subsequent Transfer Instrument shall be reasonably satisfactory in form and substance to the Purchaser and the Agent, and each of the Purchaser and the Agent shall have received from the Seller copies of all documents (including, without limitation, records of corporate proceedings) relevant to the transactions contemplated in the related Subsequent Transfer Instrument with respect to such transfer as the Purchaser or the Agent may have requested;
          (h) all fees and expenses associated with the closing of the Transfer of the related Purchased Assets on the related Subsequent Transfer Date shall have been paid by the party incurring such expenses or the party liable to pay for such expenses;
          (i) there has not occurred (A) a general suspension of trading on major stock exchanges, or (B) a disruption in or moratorium on commercial banking activities or securities settlement services;
          (j) no Material Adverse Effect shall have occurred;
          (k) the Custodian shall have received on or before the related Subsequent Transfer Date all of the documents required to be included in the related Loan Files and other documents required to be delivered to it on or before the related Subsequent Transfer Date pursuant to the terms of the Transaction Documents, and the Custodian shall have delivered to the Seller, the Purchaser and the Agent a written certification as to such receipt;
          (l) all other acts and conditions (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened prior to the execution, delivery and performance of the related Subsequent Transfer Instrument, the other Transaction

Documents and all documents related hereto and thereto and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in compliance with all applicable laws;
          (m) no law or regulation shall prohibit, and no order, judgment or decree of any federal, state or local court or Governmental Authority or any tax, accounting, regulatory or licensing body or other body shall prohibit or enjoin, the closing of the transactions contemplated by the related Subsequent Transfer Instrument and any other Transaction Document in accordance with the provisions thereof;
          (n) the Seller shall have furnished to the Purchaser and the Agent such further information, certificates and documents as the Purchaser and the Agent may have reasonably requested;
          (o) the Seller shall have delivered to the Agent and the Lender true, correct and complete copies of the letters that the Seller has delivered to the Obligors, insurers and any other Person making any payments relating to each related Subsequent Venture Loan, each related Warrant, or the related Purchased Assets, which letters direct each such Person to make all payments on such Subsequent Venture Loan and related Warrants, or the related Purchased Assets, to the Lockbox Account; and
          (p) the Seller shall have delivered to the Purchaser and the Agent an Officer’s Certificate to the effect that all conditions precedent to the closing of the Transfer of the related Purchased Assets on the related Subsequent Transfer Date have been satisfied.
ARTICLE VIII
TERM
     Section 8.1 Term. This Agreement shall commence as of the date of execution and delivery hereof and shall continue until the later of (i) the day immediately following the Final Payout Date or (ii) the date on which all Eligible Venture Loans and related Warrants transferred to Purchaser shall have been collected in full; provided, that (x) the rights and remedies with respect to any breach of any representation and warranty made by the Seller pursuant to Article IV and (y) the indemnification and payment provisions of Article VI and the provisions of Section 9.16 shall be continuing and shall survive any termination of this Agreement for a period of three (3) years immediately following the Final Payout Date.
ARTICLE IX
MISCELLANEOUS PROVISIONS
     Section 9.1 Waivers and Amendment. No failure or delay on the part of the Purchaser or any other Indemnified Party in exercising any power, right or remedy under this Agreement or any Subsequent Transfer Instrument shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this

Agreement or any Subsequent Transfer Instrument shall be effective only in the specific instance and for the specific purpose for which it was given. No provision of this Agreement or any Subsequent Transfer Instrument may be amended, supplemented, modified or waived except in writing signed by Seller, the Purchaser and the Agent.
     Section 9.2 GOVERNING LAW. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE INTERESTS OF THE PURCHASER AND THE AGENT FOR THE BENEFIT OF THE LENDER IN THE PURCHASED ASSETS, OR REMEDIES HEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
     Section 9.3 CONSENT TO JURISDICTION. EACH PARTY TO THIS AGREEMENT AND EACH SUBSEQUENT TRANSFER INSTRUMENT HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, SUCH SUBSEQUENT TRANSFER INSTRUMENT, OR ANY OTHER TRANSACTION DOCUMENT. EACH SUCH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. ANY JUDICIAL PROCEEDING BY THE SELLER AGAINST THE PURCHASER OR ANY OTHER INDEMNIFIED PARTY INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY SUBSEQUENT TRANSFER INSTRUMENT OR ANY OTHER TRANSACTION DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.
     Section 9.4 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT AND EACH SUBSEQUENT TRANSFER INSTRUMENT HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, SUCH SUBSEQUENT TRANSFER INSTRUMENT, ANY OTHER TRANSACTION DOCUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.
     Section 9.5 Notices. All communications and notices provided for hereunder or under the related Subsequent Transfer Instrument shall be in writing (including telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto and thereto at their respective addresses or telecopy numbers set forth on Schedule 2 or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto and thereto and to the Agent. Each such notice or other communication shall be deemed effective (i) if given by telecopy, upon written confirmation of transmittal and the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail properly addressed and with first class postage prepaid, (iii) if given by overnight courier or similar overnight delivery, one (1) Business Day after the time such communication is properly addressed and delivered to such delivery service, or (iv) if given by any other means, when received at the address for notices specified in this Section 9.5.
     Section 9.6 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement or any Subsequent Transfer Instrument shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement or such Subsequent Transfer Instrument and shall in no way affect the validity or enforceability of the other provisions of this Agreement or such Subsequent Transfer Instrument.
     Section 9.7 Payments; Waiver of Set-Off. The Seller expressly acknowledges and agrees that (A) the Seller shall remit to the Paying Agent, for its direct deposit into the Lockbox Account, or (B) the Servicer, for its direct deposit (subject to the terms of the Servicing Agreement with respect thereto) into the Lockbox Account, all amounts payable by the Seller to the Purchaser hereunder (including without limitation collections on and proceeds of or relating to the Venture Loans, the related Warrants, the Purchased Assets and all other Collateral) that have been remitted to the Seller. All such amounts shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds. If the Seller fails to pay or deposit any such amount when due, the Seller shall remit to the Lockbox Bank, for its direct deposit into the Lockbox Account, on demand of the Purchaser or the Agent, interest on such amount from the time when such amount became due until the date such amount is paid or deposited in full in accordance with the terms hereof, at a rate of interest (computed for the actual number of days elapsed based on a year of 360 days) equal to the Default Rate; provided that in no event shall such rate exceed the maximum rate permitted by applicable law. The obligations and liabilities of the Seller under this Agreement and the Subsequent Transfer Instruments (collectively, the “Seller Obligations”) shall not be subject to deduction of any kind or type. The Seller hereby waives any right it may now or at any time hereafter have to set-off the Seller Obligations against any obligation of the Purchaser (including, without limitation, any obligation of the Purchaser in respect of the payment of the Purchase Price for any Purchased Assets).
     Section 9.8 Counterparts. This Agreement and each Subsequent Transfer Instrument may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement or the Subsequent Transfer Instruments by facsimile shall be effective as delivery of a manually executed counterpart of a signature page to this Agreement, such Subsequent Transfer Instrument, as the case may be.

     Section 9.9 Binding Effect; Third-Party Beneficiaries. This Agreement and the Subsequent Transfer Instruments shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and permitted assigns; provided, that the Seller may not assign its rights or obligations hereunder and thereunder or any interest herein or therein without the prior written consent of the Purchaser and the Agent. The Purchaser shall collaterally assign all of its rights and obligations hereunder and thereunder to the Agent for the benefit of the Secured Parties. The Agent and the Lender and any assignee thereof shall be third party beneficiaries of, and shall be entitled to enforce the Purchaser’s rights, remedies and powers under, this Agreement and the Subsequent Transfer Instruments to the same extent as if they were parties hereto and thereto. Without limiting the generality of the foregoing, the Seller hereby acknowledges that the Purchaser has granted a security interest in all such rights, remedies and powers to the Agent for the benefit of the Secured Parties pursuant to the Credit and Security Agreement. The Seller agrees that the Agent shall have the right to enforce this Agreement and the Subsequent Transfer Instruments and to exercise directly all of the Purchaser’s rights and remedies under this Agreement and the Subsequent Transfer Instruments (including, without limitation, the right to give or withhold any consents or approvals of the Purchaser to be given or withheld hereunder and thereunder, as the case may be) and the Seller agrees to cooperate fully with the Agent in the exercise of such rights, remedies and powers.
     Section 9.10 Merger and Integration. Except as specifically stated otherwise herein, this Agreement and the Subsequent Transfer Instruments set forth and will set forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement and the Subsequent Transfer Instruments.
     Section 9.11 Headings. The headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.
     Section 9.12 Schedules and Exhibits. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.
     Section 9.13 Survival of Representations and Warranties. All representations, warranties and agreements contained in this Agreement, the Subsequent Transfer Instruments, or contained in certificates of officers of the Seller submitted pursuant hereto or thereto, or contained in any assignment permitted hereunder and thereunder, shall remain operative and in full force and effect and shall survive each Transfer hereunder and thereunder and each transfer of, or grant of a security interest in, the related Purchased Assets by the Purchaser to any other Person.
     Section 9.14 Protection of Ownership Interests of Purchaser.
          (a) The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Purchaser or the Agent may reasonably request, to perfect, protect, defend or more fully evidence the ownership interest of the Purchaser (and its assigns) in the Purchased Assets, or to enable the Purchaser and the Agent to exercise and enforce their rights and remedies hereunder and under the Subsequent Transfer Instruments (including, without limitation, to enforce any of the Venture Loans or related Warrants).
          (b) If the Seller fails to perform any of its obligations hereunder or under any Subsequent Transfer Instrument, the Purchaser or the Agent may (but shall not be required to) perform, or cause performance of, such obligations, and the Purchaser’s and the Agent’s costs and expenses incurred in connection therewith shall be immediately payable by the Seller upon demand by the Purchaser or the Agent therefor.
          (c) The Seller irrevocably authorizes each of the Purchaser and the Agent at any time and from time to time in the sole discretion of the Purchaser or the Agent, and appoints each of the Purchaser and the Agent as its attorney-in-fact, to act on behalf of the Seller to file financing statements and other instruments and documents necessary or desirable in the Purchaser’s or the Agent’s reasonable discretion to perfect and to maintain the perfection and priority of the interest of the Purchaser, the Agent and their respective assigns in the Purchased Assets. This appointment is coupled with an interest and is irrevocable. The Seller hereby authorizes the Purchaser and the Agent to file such financing statements (including any amendments thereto or continuation or termination statements thereof), without the signature or other authorization of the Seller, in such form and in such offices as the Purchaser or the Agent determines to be appropriate to perfect or maintain the perfection of the interest of the Purchaser, the Agent and their respective assigns in the Purchased Assets. The Seller hereby acknowledges and agrees that it is not authorized to, and will not, file financing statements or other filing or recording documents with respect to the Venture Loans, Warrants or other Purchased Assets (including any amendments thereto or continuation or termination statements thereof) without the express prior written approval of the Purchaser and the Agent, consenting to the form and substance of such filing or recording document. The Seller hereby approves, authorizes and ratifies any filings or recordings made by or on behalf of the Purchaser or the Agent in connection with the perfection of the interest of the Purchaser, the Agent and their respective assigns in the Purchased Assets.
     Section 9.15 Confidentiality.
          (a) Each of the Seller and the Purchaser shall maintain, and shall cause each of its employees, managers, members, Affiliates, consultants, advisors, accountants, auditors, legal counsel, agents, representatives and officers to maintain, the confidentiality of this Agreement and the other confidential or proprietary information with respect to each other, the Agent and the Lender and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may disclose such information to such party’s external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding provided that such party’s external accountants and attorneys are informed of the confidential nature of such information. Anything herein to the contrary notwithstanding, (i) the Seller, the Purchaser, each Indemnified Party and any successor or assign of any of the foregoing (and each employee, representative or other agent of any of the foregoing) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any of the foregoing relating to such tax treatment or tax structure, and it is hereby confirmed that each of the foregoing has been so authorized since the commencement of discussions regarding the transactions contemplated herein, (ii) the Purchaser may (A) generally disclose the existence of the Agreement, the size of the Facility Limit and the identity of the Lender and (B) disclose the Transaction Documents to existing and potential investors in the Purchaser, the Seller or the Servicer and (iii) each Person bound by provisions of this Section 9.15 may make disclosure that is otherwise prohibited by this Section 9.15 if such disclosure is required by legal proceedings provided that such Person shall provide prompt written notice to the Parties hereto so that they may seek a protective order or other appropriate remedy.
          (b) Anything herein to the contrary notwithstanding, the Seller hereby consents to the disclosure of any nonpublic information by the Agent or the Lender with respect to the Seller or any of the Collateral (i) to any other lender, assignee or participant or potential lender, assignee or participant, and to each other, and (ii) to the extent reasonably necessary to perform the transactions contemplated herein and provided any such disclosure includes informing such parties of the highly confidential nature of such information to any rating agency or provider of a surety, guaranty or credit or liquidity enhancement to the Lender or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which WestLB AG, New York Branch acts as administrative agent and to any officers, directors, employees, managers, agents, outside accountants and attorneys of any of the foregoing. In addition the parties hereto may disclose any such confidential or proprietary information: (A) pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative, tax, licensing, accounting or regulatory body or Governmental Authority (whether or not having the force or effect of law), (B) in connection with the exercise of any remedies hereunder or under any other Transaction Document or any suit, action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder, (C) with the prior written consent of the party hereto to whom such information relates or (D) to the extent such information (i) becomes publicly available other than as a result of a breach of this Section 9.15 or (ii) becomes available to a party hereto from a source other than the party hereto to whom such information relates.
     Section 9.16 Bankruptcy Petition. The Seller hereby covenants and agrees that, prior to the date that is one year and one day after the Final Payout Date, it will not institute against, or join any other Person in instituting against, the Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.
[Signature page follows]

          IN WITNESS WHEREOF, the Purchaser and the Seller have caused this Sale and Contribution Agreement to be duly executed by their respective officers as of the day and year first above written.

Horizon Credit I LLC, as the Purchaser

By:	Compass Horizon Partners, LP, its Manager

By:	Navco Management Ltd., its General Partner

	By:	/s/ Cora Lee Starzomski

Cora Lee Starzomski
Title: Director/Treasurer

Compass Horizon Funding Company LLC, as the Seller

By:	Compass Horizon Partners, LP, its Manager

By:	Navco Management Ltd., its General Partner

	By:	/s/ Cora Lee Starzomski

Cora Lee Starzomski
Title: Director/Treasurer